FORM OF LETTER AGREEMENT AMENDMENT
September 26th, 2016
Golar Partners Operating LLC
c/o Golar Management Limited
13th Floor
One America Square
17 Crosswall
London EC3N 2LB
England

Golar LNG Limited
S.E. Pearman Building, 2nd Floor
9 Par-la-Ville Road
Hamilton HM 11 Bermuda

Reference is made to the Letter Agreement between us dated May 17th, 2016 (the “Letter Agreement”).

The undersigned parties agree that:

1.	Paragraph 1 of the Letter Agreement shall be amended to read as follows:

“1. Commencing on the Closing Date and ending on the earlier of (a) the date on which the Vessel has been accepted by the Charterer and commenced service under the Charter (and, for the avoidance of doubt, any deemed acceptance of the Vessel under the Charter shall not count for these purposes) and (b) the date that is 12 months from the Closing Date (the “Put Date”), as defined below (the “Golar Charter Period”), Golar shall pay to Tundra Corp a daily fee equal to $68,000 plus daily operating expenses (which shall include operating costs such as manning (crew), stores, insurance, maintenance and repairs, paint, spares, lube oil, chemicals and other miscellaneous operating charges) incurred by the Vessel or Tundra Corp on a pass through basis (the “Daily Payment”).”

2.	Paragraph 2 of the Letter Agreement shall be amended to read as follows:

“2. In consideration for the Daily Payment, Golar shall have the right to use, charter and enjoy the Vessel and its benefits without restriction during the Golar Charter Period, subject to the rights of the Legal Owner under the Bareboat Charter and the rights and obligations of Tundra Corp under the Charter.”

3.	The reference to “Golar Hire Period” in clause 4 of the Letter Agreement shall be deleted, and replaced with “Golar Charter Period”.

4.	Other than as amended and/or supplemented by this Letter Agreement Amendment, the Letter Agreement shall remain in full force and effect in accordance with its terms.

5.	This Letter Agreement Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

Please acknowledge your acceptance and agreement of this Letter Agreement Amendment by signing in the space provided below. Upon execution of this Letter Agreement Amendment (or counterpart copies hereof), this Letter Agreement Amendment shall become binding on the parties hereto.

Very truly yours,

GOLAR LNG LIMITED

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By: /s/ AJ Whalley

Name: Andrew J.D. Whalley
Title: Director

Acknowledged and agreed:

GOLAR PARTNERS OPERATING LLC

By: /s/ AJ Whalley

Name: Andrew J.D. Whalley
Title: Director
for and on behalf of GOLAR LNG PARTNERS LP
as Sole Member of GOLAR PARTNERS OPERATING LLC

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